Exhibit 99.3

News Release

Amkor Technology Closes Offering of 7 1/8% Senior Notes Due 2011

CHANDLER, Ariz. — March 12, 2004 – Amkor Technology, Inc. (Nasdaq: AMKR) announced today that it has closed an offering of $250 million of its 7 1/8% Senior Notes due 2011.

The 7 1/8% Senior Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The 7 1/8% Senior Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

$169 million of the net proceeds of the Senior Notes will be used to prepay the entire term loan outstanding under Amkor’s senior secured credit facility. The remaining proceeds will be used for general corporate purposes.

In connection with prepayment of the term loan, Amkor will incur a non-recurring charge of $2.9 million in the first quarter of 2004 consisting of $1.7 million for the early payment of the loan and a $1.2 million non-cash charge for amortization of deferred debt issuance costs.

“This senior notes financing allows Amkor to take advantage of a favorable interest rate environment, while also providing the company with improved liquidity and greater flexibility to pursue our strategic growth initiatives,” said Ken Joyce, Amkor’s chief financial officer.

About Amkor

Amkor Technology, Inc. (Nasdaq: AMKR) is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

Contact:

Jeffrey Luth
VP Corporate Communications
Amkor Technology, Inc.
480-821-5000 ext. 5130
jluth@amkor.com